Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Covingham Capital Corp.
Carlsbad, CA

We hereby consent to the incorporation by reference in the Registration Statement of Covingham Capital Corp. on form S-8, of our report dated February 5, 2002, (which includes and emphasis paragraph relating to an uncertainty as the Company's ability to continue as a going concern) of Covingham Capital Corp. for the year ended December 31, 2001, and to all references to our firm included in this Registration Statement.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
December 3, 2002